Exhibit 10.34

Major Electric Incorporated         June 14, 2007
18538 142nd Avenue NE
Woodinville, WA 98072

Re: Acquisition

This non-binding letter of intent (the “LOI”) sets forth the agreement and understanding as to the terms of the acquisition of Major Electric Incorporated, a Washington corporation, together with any owned operations (“MEI”), by WPCS International Incorporated, a Delaware corporation (“WPCS”):

General Conditions:

WPCS will acquire 100% of the issued and outstanding capital stock of MEI. In consideration for such sale, WPCS will deliver, at the closing of this transaction (the “Closing Date”), $4,000,000 to the shareholders of MEI (the “Purchase Price”) as such amount may be adjusted as set forth herein, of which $3,000,000 will be in U.S. dollars (“Cash”) and $1,000,000 in WPCS common stock (the “Closing Payment”). The common stock will be valued at the NASDAQ closing price for WPCS on the day prior to the Closing Date and will be issued with demand registration rights. In addition, WPCS will deliver $2,750,000 (the “Additional Purchase Price”) in Cash and/or stock with demand registration rights at the discretion of WPCS, to the shareholders of MEI in the event MEI achieves an EBIT of $1,500,000 for their fiscal year 2007 ending December 31, 2007. The Additional Purchase Price will be capped and prorated against achievement on a one to one basis. WPCS will review and validate the results and will pay the Additional Purchase Price amount within ninety days after December 31, 2007.

Notwithstanding the foregoing, the Purchase Price shall be adjusted by an amount equal to the variation of a $1,900,000 net tangible asset value for MEI as of the Closing Date. Net Tangible Asset Value (NTAV) is defined as total assets minus total liabilities minus intangible assets. Any shortfall below $1,900,000 in NTAV shall proportionately reduce the Closing Payment. Any excess above $1,900,000 in NTAV shall be paid to the MEI shareholders in WPCS common stock with demand registration rights or Cash at the discretion of WPCS.

An amount equal to $300,000 in Cash shall be held in escrow pending determination of the net tangible asset value for MEI as of the Closing Date, which shall be calculated by WPCS within 90 days of the Closing Date and distributed with adjustments, if any, within five days after the date of such determination.

Additional Conditions:

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WPCS will offer Frank Mauger a one-year employment agreement, with mutually agreeable terms, as president of MEI with a salary of $150,000 per annum and an annual discretionary bonus based on MEI EBIT performance. In addition, he will receive a monthly car allowance of $500. WPCS will offer a two-year employment agreement, with mutually agreeable terms, for Jim Jordan as vice president and general manager and Todd Kahl as vice president of sales. Jim Jordan will receive a $130,000 base salary per annum and Todd Kahl will receive a $125,000 base salary per annum. Each will receive an annual discretionary bonus based on MEI EBIT performance.

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•	The MEI Board of Directors will consist of one MEI designee and two WPCS designees.

•	Prior to the Closing Date, MEI will develop a mutually acceptable income projection for the WPCS fiscal period ending April 30, 2008.

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The MEI shareholders will be responsible for their own legal costs and fees for this transaction. WPCS will bear the expense of its accounting/legal due diligence and accounting audit conversions. WPCS will also prepare all the Definitive Agreements for this transaction.

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WPCS will continue to support all MEI employee benefit programs and will convert the employees to the corporate wide WPCS 401(k) plan. In addition, WPCS will make a grant allocation for stock options to be distributed to MEI employees by Frank Mauger.

•	WPCS will need satisfactory confirmation of the MEI backlog, add-backs, key client relationships and the tangibility of assets.

•	Any MEI financial obligations that are non-business related will be transferred to the entity of benefit.

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Prior to the Closing Date, MEI will not enter into any material obligations or new compensatory arrangements without the consent of WPCS. Material obligations do not include expenses incurred in the normal course of operations.

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The acquisition agreement and related documents (collectively, the “Definitive Agreements”) will contain representations, warranties, covenants, including non-competition and confidentiality covenants, conditions to close and indemnities usual to a transaction of this nature, including representations and warranties made by the MEI shareholders.

•	MEI shall delivery the financial statements required by WPCS for SEC filing purposes.

•	MEI and WPCS must execute a confidentiality/standstill agreement.

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All parties will use their best efforts to complete the transaction outlined above as soon as possible. It is expected that an acquisition agreement will be executed and the transaction will close on or before August 1, 2007 but no later than August 31, 2007.

•	MEI agrees to conduct its business in accordance with the ordinary, usual and normal course of business heretofore conducted by MEI.

•	The conclusion of this transaction is subject to approval and executed resolution of the board of directors for MEI and WPCS respectively.

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This Letter of Intent may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Letter of Intent constitutes the entire agreement of the parties covering everything agreed upon or understood in this transaction and will only be superseded by the Definitive Agreements.

If the foregoing accurately reflects our discussions, please execute and return to the undersigned one copy of this letter along with the duly executed confidentiality/standstill agreement.

WPCS International Incorporated	Major Electric Incorporated
/s/ Andrew Hidalgo	/s/ Frank Mauger
Andrew Hidalgo / CEO	Frank Mauger / President
6/14/07 Date	6/14/07 Date

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